FOR IMMEDIATE RELEASE	NR09-06

DYNEGY ANNOUNCES FULL-YEAR AND FOURTH QUARTER 2008 FINANCIAL RESULTS

•	Full-year 2008 results impacted primarily by lower realized prices and compressed spark spreads, weather-related events and outages
o	Adjusted EBITDA of $814 million, compared to Adjusted EBITDA of $998 million in 2007

o	Net income of $174 million, compared to net income of $264 million in 2007

•	Fourth quarter 2008 results impacted primarily by lower realized prices and compressed spark spreads
o	Fourth quarter Adjusted EBITDA of $129 million, compared to Adjusted EBITDA of $249 million in fourth quarter 2007

o	Net loss of $7 million, compared to net loss of $46 million in fourth quarter 2007

•	Capital structure currently includes liquidity of approximately $2 billion, made up of $858 million of cash and $1.2 billion of availability under the company’s credit facility

•	Company reduces 2009 guidance estimates to reflect declining commodity prices

HOUSTON (February 26, 2009) – Dynegy Inc. (NYSE: DYN) today announced that Adjusted EBITDA for 2008 was $814 million, compared to $998 million for 2007. The company also reported net income of $174 million or $0.20 per diluted share for 2008, compared to net income of $264 million or $0.35 per diluted share for 2007. Full-year results reflected lower sales volumes and lower margins from the company’s power generation fleet primarily due to lower realized prices and compressed spark spreads, weather-related events and outages.

For the fourth quarter 2008, Adjusted EBITDA was $129 million, compared to $249 million for the fourth quarter 2007. The company also reported a net loss of $7 million or $(0.01) per diluted share for the fourth quarter 2008, compared to a net loss of $46 million or $(0.06) per diluted share for the fourth quarter 2007. Fourth quarter 2008 results were largely impacted by compressed realized spark spreads across all of the company’s key operating regions.

Period-over-period comparisons of full-year and fourth quarter 2008 results, including items that affected the GAAP measures of net income and net loss, are provided in more detail in the charts below and the schedules that accompany this news release.

“2008 was a challenging year due to factors ranging from the volatility of energy markets to operational and commercial performance issues – factors both outside of and within our control,” said Bruce A. Williamson, Chairman, President and Chief Executive Officer of Dynegy Inc. “Despite several forced outages, our power plants generally operated well during the year, with 90 percent in-market availability for our baseload assets. From a commercial perspective, we experienced intra-year volatility due to energy market turmoil and weather-related events, including milder than normal summer weather. In order to protect cash flows and add predictability to earnings, we are focused on increasing our near-term contracted positions, while remaining relatively open in the longer term.

“Dynegy has built a strong capital structure that serves as a hedge against changes in commodity prices and financial uncertainty,” Williamson added. “With available liquidity that currently stands at approximately $2 billion, a low-cost bank facility that extends to 2012 and no significant debt maturities until 2011, we have no immediate requirements to access the capital markets during the current economic downturn. This allows us to concentrate on the operational and commercial aspects of our business, while positioning us to capitalize on future power market improvements, as we believe long-term market fundamentals remain intact.”

Full-Year and Fourth Quarter 2008 Comparative Results

Comparisons of the company’s full-year and fourth quarter 2008 results period-over-period are set forth in the tables below (in millions of dollars, except per share amounts). The non-GAAP financial measures of EBITDA, Adjusted EBITDA, Adjusted Cash Flow from Operations and Adjusted Free Cash Flow are used by management to evaluate Dynegy's business on an ongoing basis.  Definitions, purposes and uses of such non-GAAP measures are included in Item 2.02 to our Current Report on Form 8-K filed with the SEC on February 26, 2009, which is available on the company’s website at www.dynegy.com. Reconciliations of these measures to the most directly comparable GAAP measures are included in the accompanying schedules to this news release.

	12 Months Ended 12/31/2008	12 Months Ended 12/31/2007
Basic Earnings Per Share	$0.20	$0.35
Diluted Earnings Per Share	$0.20	$0.35

Net Income	$174	$264
Add Back:
Income Tax Expense	76	242
Interest Expense	427	384
Depreciation and Amortization Expense	371	330
EBITDA	1,048	1,220
Plus / (Less):
Gain on Sale of Rolling Hills	(56)	—
Asset Impairment	47	—
Impairment of Equity Investment	24	—
Loss on Dissolution of Equity Investment	47	—
Sandy Creek Mark-to-Market Losses	40	—
Gain on Liquidation of Foreign Entity	(24)	—
Release of State Franchise Tax/Sales Tax Liabilities	(16)	—
Gain on Sale of NYMEX Shares	(15)	—
Gain on Sale of Sandy Creek Ownership Interest	(13)	(10)
Gain on Sale of Oyster Creek Ownership Interest	(11)	—
EBITDA from Discontinued Operations	(4)	(244)
Mark-to-Market Losses (Gains), Net	(253)	32
Legal and Settlement Charges	—	36
Illinois Rate Relief	—	25
Minority Interest in Change in Fair Value of Interest
Rate Swaps	—	9
Settlement of Kendall Toll	—	(31)
Gain on Partial Sale of Plum Point Ownership Interest	—	(39)
Adjusted EBITDA	$814	$998

	3 Months Ended 12/31/2008	3 Months Ended 12/31/2007
Basic Loss Per Share	$(0.01)	$(0.06)
Diluted Loss Per Share	$(0.01)	$(0.06)

Net Loss	$(7)	$(46)
Add Back:
Income Tax Expense (Benefit)	(55)	50
Interest Expense	105	116
Depreciation and Amortization Expense	94	93
EBITDA	137	213
Plus / (Less):
Asset Impairment	47	—
Impairment of Equity Investment	24	—
Loss on Dissolution of Equity Investment	47	—
Sandy Creek Mark-to-Market Losses	31	—
Gain on Liquidation of Foreign Entity	(24)	—
Gain on Partial Sale of Plum Point Ownership Interest	—	(39)
EBITDA from Discontinued Operations	(4)	(11)
Mark-to-Market Losses (Gains), Net	(129)	86
Adjusted EBITDA	$129	$249

Power Generation

Dynegy’s diversified power generation business includes three business segments: the Midwest, with approximately 8,400 megawatts of generation capacity; the West, with approximately 6,100 megawatts of generation capacity; and the Northeast, with approximately 3,800 megawatts of generation capacity.

Adjusted EBITDA from the power generation segments was $930 million for 2008, compared to $1.12 billion for 2007. Management does not allocate interest expense and income taxes on a segment level and therefore uses operating income as the most directly comparable GAAP measure. Operating income from the power generation segments, which included $253 million of mark-to-market gains in 2008, was $841 million for 2008, compared to $789 million for 2007, which included mark-to-market losses of $32 million.

The following factors influenced the company’s full-year 2008 Adjusted EBITDA as compared to 2007.

•

Midwest – Decreased volumes primarily due to forced outages, mild summer temperatures and transmission congestion; lower realized prices as a result of contracted positions that precluded the company from capturing rising market prices, as well as a wider basis differential between liquid market and power delivery point prices. This was partially offset by improved capacity prices.

•

West – Improved results and a slight increase in volumes as a result of a full year of operations related to new assets in Arizona and California, largely offset by a forced outage and compressed realized spark spreads that reduced dispatch opportunities.

•

Northeast – Decreased volumes due to compressed realized spark spreads and mild summer temperatures; transmission congestion and outage issues impacted results of New England assets; results were also negatively impacted by increased fuel costs related to the Danskammer facility.

Adjusted Cash Flow from Operations for generation was $878 million for the 12 months ended December 31, 2008, while maintenance and environmental capital expenditures were $123 million and $235 million, respectively. Adjusted Cash Flow from Operations for generation was $934 million for the 12 months ended December 31, 2007, while maintenance and environmental capital expenditures were $111 million and $89 million, respectively. Adjusted Free Cash Flow from the power generation business was $520 million for the 12 months ended December 31, 2008, compared to $734 million for the 12 months ended December 31, 2007.

On a GAAP basis, Cash Flow from Operations for generation was $869 million for the 12 months ended December 31, 2008 and $934 million for the 12 months ended December 31, 2007. Net cash used in investing activities was $102 million for the 12 months ended December 31, 2008 and $817 million for the 12 months ended December 31, 2007. Net cash provided by financing activities was $148 million for the 12 months ended December 31, 2008 and $433 million for the 12 months ended December 31, 2007.

Other

Other primarily consists of results from the company’s former Customer Risk Management business and general and administrative expenses, partially offset by interest income. In Other, the company reported a $116 million Adjusted loss before interest, taxes and depreciation and amortization ($132 million operating loss) during 2008, compared to an Adjusted loss of $119 million ($184 million operating loss) during 2007.

Consolidated Interest Expense and Taxes

The company’s interest expense totaled $427 million for 2008, compared to $384 million for 2007. The increased interest expense in 2008 was primarily due to higher full-year debt balances, partially offset by lower interest rates. Additionally, 2007 results included $39 million of income related to interest rate swap agreements. The 2008 income tax expense from continuing operations was $75 million, compared to an income tax expense from continuing operations of $151 million for 2007. This reflects decreased income in 2008 and a lower effective tax rate.

Liquidity

As of December 31, 2008, Dynegy’s liquidity was approximately $1.8 billion. This consisted of $693 million in cash on hand and approximately $1.1 billion in unused availability under the company’s credit facility.

As of February 20, 2009, liquidity increased to approximately $2.0 billion, which consisted of $858 million in cash on hand and approximately $1.2 billion in unused availability under the company’s credit facility.

Cash Flow

Adjusted Cash Flow from Operations totaled an inflow of $349 million for the 12 months ended December 31, 2008. There was a cash inflow of $878 million from the power generation business, offset by outflows of $529 million in Other resulting primarily from interest payments and general and administrative expenses, net of interest income.

For the 12 months ended December 31, 2008, Dynegy’s Adjusted Free Cash Flow was an outflow of $25 million. Capital expenditures included maintenance and environmental capital expenditures of $139 million and $235 million, respectively, the latter of which reflects the company’s continuing investment in environmental upgrades.

For the 12 months ended December 31, 2007, Dynegy’s Adjusted Free Cash Flow was an inflow of $155 million. This consisted of Adjusted Cash Flow from Operations of $370 million, offset by maintenance and environmental capital expenditures of $126 million and $89 million, respectively.

On a GAAP basis, Cash Flow from Operations for the 12 months ended December 31, 2008 and December 31, 2007 was $319 million and $341 million, respectively. Net cash used in investing activities for the 12 months ended December 31, 2008 and December 31, 2007 was $102 million and $817 million, respectively. Net cash provided by financing activities for the 12 months ended December 31, 2008 and December 31, 2007 was $148 million and $433 million, respectively.

2009 Guidance Estimate

Guidance estimates have been reduced from the previous guidance presented on December 10, 2008, largely to reflect lower commodity prices, partially offset by lower South American coal costs and favorable fuel oil spreads that are expected to benefit the company’s Northeast segment.

The new estimates are:

•	A range of Adjusted EBITDA of $700 million to $825 million;
•	A range of Adjusted Cash Flow from Operations of $160 million to $285 million; and
•	A range of Adjusted Free Cash Flow of $(300) million to $(175) million.

The new guidance estimates for the most directly comparable measures on a GAAP basis include:

•	A range of net loss of $(140) million to $(65) million;
•	A range of Cash Flow from Operations of $140 million to $265 million;
•	Net Cash used in Investing Activities of $(185) million; and
•	Net Cash provided by Financing Activities of $25 million.

Today’s 2009 estimates reflect quoted forward commodity price curves as of January 27, 2009. These estimates also reflect assumptions regarding, among other things, sales volumes, fuel costs and other operational activities.

Investor Conference Call/Web Cast

Dynegy will discuss its full-year and fourth quarter 2008 financial results during an investor conference call and web cast today, February 26, 2009, at 9 a.m. ET/8 a.m. CT. Participants may access the web cast and the related presentation materials in the “Investor Relations” section of www.dynegy.com.

About Dynegy Inc.

Through its subsidiaries, Dynegy Inc. produces and sells electric energy, capacity and ancillary services in key U.S. markets. The power generation portfolio consists of more than 18,000 megawatts of baseload, intermediate and peaking power plants fueled by a mix of natural gas, coal and fuel oil. DYNC

Certain statements included in this news release are intended as “forward-looking statements.” These statements include assumptions, expectations, predictions, intentions or beliefs about future events, particularly the statements concerning: Dynegy’s operating performance and positioning for the future; any statements regarding anticipated earnings or cash flows; Dynegy’s commercial strategy; future growth opportunities; need to access capital markets; and Dynegy’s estimated financial results for 2009. Historically, Dynegy’s performance has deviated, in some cases materially, from its cash flow and earnings estimates and Dynegy cautions that actual future results may vary materially from those expressed or implied in any forward-looking statements. While Dynegy would expect to update these estimates on a quarterly basis, it does not intend to update these estimates during any quarter because definitive information regarding its quarterly financial results is not available until after the books for the quarter have been closed. Accordingly, Dynegy expects to provide updates only after it has closed the books and reported the results for a particular quarter, or otherwise as may be required by applicable law.

Dynegy cautions that actual future results may vary materially from those expressed or implied in any forward-looking statements. Specifically, Dynegy cautions that: market fundamentals and trends may not be to Dynegy’s benefit or as Dynegy anticipates; Dynegy’s capital resources and available liquidity may be negatively impacted by market forces beyond its control, reducing capital available for discretionary purposes; Dynegy’s asset base may not perform at the level anticipated; changes in commodity prices for fuel and power may negatively impact Dynegy; Dynegy may have a need to access the capital markets during the economic downturn; bond maturities may be accelerated under certain circumstances; and uncertainties exist regarding environmental regulations, litigation and other legal, legislative or regulatory developments and their potential impacts on Dynegy’s businesses. More information about the risks and uncertainties relating to these forward-looking statements is found in Dynegy’s SEC filings, including its Annual Report on Form 10-K for the year ended December 31, 2007, its Quarterly Report on Form 10-Q/A for the quarter ended March 31, 2008, its Quarterly Report on Form 10-Q for the quarters ended June 30, 2008, and September 30, 2008 and its Current Reports, which are available free of charge on the SEC’s web site at http://www.sec.gov or at www.dynegy.com. Dynegy expressly disclaims any obligation to update any forward-looking statements contained in this news release to reflect events or circumstances that may arise after the date of this release, except as otherwise required by applicable law.

DYNEGY INC.
REPORTED UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(IN MILLIONS, EXCEPT PER SHARE DATA)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2008	2007	2008	2007

Revenues	$795	$724	$3,549	$3,103
Cost of sales	(388)	(407)	(1,853)	(1,551)
Operating and maintenance expense, exclusive of depreciation and amortization shown separately below	(127)	(128)	(494)	(462)
Depreciation and amortization expense	(94)	(93)	(371)	(325)
Impairment and other charges	(47)	—	(47)	—
Gain (loss) on sale of assets	(1)	39	82	43
General and administrative expenses	(31)	(40)	(157)	(203)
Operating income	107	95	709	605

Losses from unconsolidated investments	(106)	(9)	(123)	(3)
Interest expense	(105)	(116)	(427)	(384)
Other income and expense, net	38	23	87	49
Income (loss) from continuing operations before income taxes	(66)	(7)	246	267

Income tax (expense) benefit	56	(56)	(75)	(151)
Income (loss) from continuing operations	(10)	(63)	171	116

Income from discontinued operations, net of tax	3	17	3	148
Net income (loss)	$(7)	$(46)	$174	$264

Basic earnings (loss) per share:
Income (loss) from continuing operations (1)	$(0.01)	$(0.08)	$0.20	$0.15
Income from discontinued operations	—	0.02	—	0.20
Basic earnings (loss) per share	$(0.01)	$(0.06)	$0.20	$0.35

Diluted earnings (loss) per share:
Income (loss) from continuing operations (1)	$(0.01)	$(0.08)	$0.20	$0.15
Income from discontinued operations	—	0.02	—	0.20
Diluted earnings (loss) per share	$(0.01)	$(0.06)	$0.20	$0.35

Basic shares outstanding	840	839	840	752
Diluted shares outstanding	841	841	842	754

(1)	A reconciliation of basic earnings (loss) per share from continuing operations to diluted earnings (loss) per share from continuing operations is presented below.

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2008	2007	2008	2007

Income (loss) from continuing operations for basic and diluted earnings per share	$(10)	$(63)	$171	$116

Basic weighted-average shares	840	839	840	752

Effect of dilutive securities:
Stock options and restricted stock	1	2	2	2
Diluted weighted-average shares	841	841	842	754

Earnings (loss) per share from continuing operations:
Basic	$(0.01)	$(0.08)	$0.20	$0.15

Diluted (2)	$(0.01)	$(0.08)	$0.20	$0.15

(2)	When an entity has a net loss from continuing operations, SFAS No. 128, “Earnings per Share,” prohibits the inclusion of potential common shares in the computation of diluted per-share amounts. Accordingly, we have utilized the basic shares outstanding amount to calculate both basic and diluted loss per share for the three months ended December 2008 and 2007.

-more-

DYNEGY INC.
REPORTED SEGMENTED RESULTS OF OPERATIONS
THREE MONTHS ENDED DECEMBER 31, 2008
(UNAUDITED) (IN MILLIONS)

	Power Generation
	GEN - MW	GEN - WE	GEN - NE	OTHER	Total
Net loss					$(7)
Add back:
Income tax benefit (8)					(55)
Interest expense					105
Depreciation and amortization expense					94
EBITDA (1)	$208	$(45)	$40	$(66)	$137
Plus / (Less):
Asset impairment (2)	—	47	—	—	47
Impairment of equity investment (3)	—	—	—	24	24
Loss on dissolution of equity investment (4)	—	—	—	47	47
Sandy Creek mark-to-market losses (5)	—	31	—	—	31
Gain on liquidation of foreign entity (6)	—	—	—	(24)	(24)
EBITDA from discontinued operations	—	—	—	(4)	(4)
Mark-to-market gains, net	(102)	(7)	(20)	—	(129)
Adjusted EBITDA (1)	$106	$26	$20	$(23)	$129

(1)	EBITDA and Adjusted EBITDA are non-GAAP financial measures. Please refer to Item 2.02 of our Form 8-K filed on February 26, 2009 for definitions, utility and uses of such non-GAAP financial measures. A reconciliation of EBITDA to Operating income (loss) is presented below. Management does not allocate interest expenses and income taxes on a segment level and therefore uses Operating income (loss) as the most directly comparable GAAP measure.

	Power Generation
	GEN - MW	GEN - WE	GEN - NE	OTHER	Total

Operating income (loss)	$156	$(38)	$26	$(37)	$107
Losses from unconsolidated investments	—	(33)	—	(73)	(106)
Other items, net	—	—	1	37	38
Depreciation and amortization expense	52	26	13	3	94
EBITDA from continuing operations	208	(45)	40	(70)	133
EBITDA from discontinued operations (7)	—	—	—	4	4
EBITDA	$208	$(45)	$40	$(66)	$137

(2)	We recognized a pre-tax charge of approximately $47 million ($27 million after-tax) related to the impairment of our Heard power generation facility due to management's conclusion that it was more likely than not that this asset would be sold prior to the end of its previously estimated useful life. This charge is included in Impairment and other charges on our Reported Unaudited Condensed Consolidated Statements of Operations.

(3)	We recognized a pre-tax charge of approximately $24 million ($15 million after-tax) related to the impairment of our investment in DLS Power Development. The impairment charge is the result of a decline in the fair value of the development projects during the fourth quarter 2008 as a result of increasing barriers to the development and construction of new generation facilities, including credit and regulatory factors. This charge is included in Losses from unconsolidated investments on our Reported Unaudited Condensed Consolidated Statement of Operations.

(4)	We recognized a pre-tax charge of approximately $47 million ($30 million after-tax) related to the dissolution of DLS Power Development. The loss on the dissolution primarily relates to consideration paid related to the following items which have value to Dynegy, but which do not qualify as assets for accounting purposes: (i) exclusive rights to the potential expansion of its existing facilities (ii) redirection of management time and resources to other projects; (iii) the allocation to Dynegy of full access and control over current and future expansion opportunities; and (iv) enhancement of Dynegy's strategic flexibility. This charge is included in Losses from unconsolidated investments on our Reported Unaudited Condensed Consolidated Statement of Operations.

(5)	We recognized a pre-tax charge of approximately $31 million ($19 million after-tax) related to the change in fair value of the Sandy Creek Project interest rate swaps. This charge is included in Losses from unconsolidated investments on our Reported Unaudited Condensed Consolidated Statement of Operations.

(6)	We recognized a pre-tax gain of approximately $24 million upon the liquidation of a foreign entity, which related to translation gains that had accumulated in stockholder's equity. This gain is included in Other income and expense, net on our Reported Unaudited Condensed Consolidated Statement of Operations.

(7)	A reconciliation of EBITDA from discontinued operations to Income from discontinued operations, net of tax, is presented below.

EBITDA from discontinued operations	$4
Income tax expense from discontinued operations	(1)
Income from discontinued operations, net of tax	$3

(8)	Includes a benefit arising from measurement of Dynegy’s temporary differences.

-more-

DYNEGY INC.
REPORTED SEGMENTED RESULTS OF OPERATIONS
THREE MONTHS ENDED DECEMBER 31, 2007
(UNAUDITED) (IN MILLIONS)

	Power Generation
	GEN - MW	GEN - WE	GEN - NE	OTHER	Total
Net loss					$(46)
Add back:
Income tax expense (4)					50
Interest expense					116
Depreciation and amortization expense					93
EBITDA (1)	$148	$55	$31	$(21)	$213
Plus / (Less):
Gain on partial sale of Plum Point ownership interest (2)	(39)	—	—	—	(39)
EBITDA from discontinued operations	—	(12)	—	1	(11)
Mark-to-market losses (gains), net	42	(9)	53	—	86
Adjusted EBITDA (1)	$151	$34	$84	$(20)	$249

(1)	EBITDA and Adjusted EBITDA are non-GAAP financial measures. Please refer to Item 2.02 of our Form 8-K filed on February 26, 2009 for definitions, utility and uses of such non-GAAP financial measures. A reconciliation of EBITDA to Operating income (loss) is presented below. Management does not allocate interest expenses and income taxes on a segment level and therefore uses Operating income (loss) as the most directly comparable GAAP measure.

	Power Generation
	GEN - MW	GEN - WE	GEN - NE	OTHER	Total
Operating income (loss)	$96	$25	$16	$(42)	$95
Losses from unconsolidated investments	—	(6)	—	(3)	(9)
Other items, net	1	—	—	22	23
Depreciation and amortization expense	51	24	15	3	93
EBITDA from continuing operations	148	43	31	(20)	202
EBITDA from discontinued operations (3)	—	12	—	(1)	11
EBITDA	$148	$55	$31	$(21)	$213

(2)	We recognized a pre-tax gain of approximately $39 million ($24 million after-tax) related to the sale of a portion of our ownership interest in the Plum Point power generation facility. The gain is included in Gain (loss) on sale of assets on our Reported Unaudited Condensed Consolidated Statements of Operations.

(3)	A reconciliation of EBITDA from discontinued operations to Income from discontinued operations, net of tax, is presented below.

EBITDA from discontinued operations	$11
Income tax benefit from discontinued operations	6
Income from discontinued operations, net of tax	$17

The pre-tax income of approximately $11 million ($17 million after-tax) related to discontinued operations consists primarily of a $14 million pre-tax ($11 million after-tax) gain associated with the sale of our CoGen Lyondell power generation facility to EnergyCo LLC ("EnergyCo"), a joint venture between PNM Resources and a subsidiary of Cascade Investment, LLC.

(4)	Includes an expense resulting from adjusting Dynegy's temporary differences to a higher overall effective state tax rate. The higher rate was driven by changes in levels of business activity in states in which we do business and the higher state tax rates in which the LS assets are located.

-more-

DYNEGY INC.
REPORTED SEGMENTED RESULTS OF OPERATIONS
TWELVE MONTHS ENDED DECEMBER 31, 2008
(UNAUDITED) (IN MILLIONS)

	Power Generation
	GEN - MW	GEN - WE	GEN - NE	OTHER	Total
Net income					$174
Add back:
Income tax expense (13)					76
Interest expense					427
Depreciation and amortization expense					371
EBITDA (1)	$893	$156	$127	$(128)	$1,048
Plus / (Less):
Gain on sale of Rolling Hills (2)	(56)	—	—	—	(56)
Asset impairment (3)	—	47	—	—	47
Impairment of equity investment (4)	—	—	—	24	24
Loss on dissolution of equity investment (5)	—	—	—	47	47
Sandy Creek mark-to-market losses (6)	—	40	—	—	40
Gain on liquidation of foreign entity (7)	—	—	—	(24)	(24)
Release of state franchise tax and sales tax liabilities (8)	—	—	—	(16)	(16)
Gain on sale of NYMEX shares (9)	—	—	—	(15)	(15)
Gain on sale of Sandy Creek ownership interest (10)	—	(13)	—	—	(13)
Gain on sale of Oyster Creek ownership interest (11)	—	(11)	—	—	(11)
EBITDA from discontinued operations	—	—	—	(4)	(4)
Mark-to-market gains, net	(191)	(51)	(11)	—	(253)
Adjusted EBITDA (1)	$646	$168	$116	$(116)	$814

(1)	EBITDA and Adjusted EBITDA are non-GAAP financial measures. Please refer to Item 2.02 of our Form 8-K filed on February 26, 2009 for definitions, utility and uses of such non-GAAP financial measures. A reconciliation of EBITDA to Operating income (loss) is presented below. Management does not allocate interest expenses and income taxes on a segment level and therefore uses Operating income (loss) as the most directly comparable GAAP measure.

	Power Generation
	GEN - MW	GEN - WE	GEN - NE	OTHER	Total

Operating income (loss)	$684	$90	$67	$(132)	$709
Losses from unconsolidated investments	—	(40)	—	(83)	(123)
Other items, net	3	5	6	73	87
Depreciation and amortization expense	206	101	54	10	371
EBITDA from continuing operations	893	156	127	(132)	1,044
EBITDA from discontinued operations (12)	—	—	—	4	4
EBITDA	$893	$156	$127	$(128)	$1,048

(2)	We recognized a pre-tax gain of approximately $56 million ($32 million after-tax) on the sale of our Rolling Hills power generation facility. This gain is included in Gain (loss) on sale of assets on our Reported Unaudited Condensed Consolidated Statement of Operations.

(3)	We recognized a pre-tax charge of approximately $47 million ($27 million after-tax) related to the impairment of our Heard power generation facility due to management's conclusion that it was more likely than not that this asset would be sold prior to the end of its previously estimated useful life. This charge is included in Impairment and other charges on our Reported Unaudited Condensed Consolidated Statements of Operations.

(4)	We recognized a pre-tax charge of approximately $24 million ($15 million after-tax) related to the impairment of our investment in DLS Power Development. The impairment charge is the result of a decline in the fair value of the development projects during the fourth quarter 2008 as a result of increasing barriers to the development and construction of new generation facilities, including credit and regulatory factors. This charge is included in Losses from unconsolidated investments on our Reported Unaudited Condensed Consolidated Statement of Operations.

(5)	We recognized a pre-tax charge of approximately $47 million ($30 million after-tax) related to the dissolution of DLS Power Development. The loss on the dissolution primarily relates to consideration paid related to the following items which have value to Dynegy, but which do not qualify as assets for accounting purposes: (i) exclusive rights to the potential expansion of its existing facilities (ii) redirection of management time and resources to other projects; (iii) the allocation to Dynegy of full access and control over current and future expansion opportunities; and (iv) enhancement of Dynegy's strategic flexibility. This charge is included in Losses from unconsolidated investments on our Reported Unaudited Condensed Consolidated Statement of Operations.

(6)	We recognized a pre-tax charge of approximately $40 million ($24 million after-tax) related to the change in fair value of the Sandy Creek Project interest rate swaps. This charge is included in Losses from unconsolidated investments on our Reported Unaudited Condensed Consolidated Statement of Operations.

(7)	We recognized a pre-tax gain of approximately $24 million upon the liquidation of a foreign entity, which related to translation gains that had accumulated in stockholder's equity. This gain is included in Other income and expense, net on our Reported Unaudited Condensed Consolidated Statement of Operations.

(8	We recognized income related to a release of approximately $16 million ($10 million after-tax) in state franchise tax and sales tax liabilities. This income is included in Operating and maintenance expense on our Reported Unaudited Condensed Consolidated Statement of Operations.

(9)	We recognized a pre-tax gain of approximately $15 million ($9 million after-tax) on the sale of our NYMEX shares and two membership seats. This gain is included in Gain (loss) on sale of assets on our Reported Unaudited Condensed Consolidated Statement of Operations.

(10)	We recognized equity earnings of approximately $13 million ($8 million after-tax) on the sale of an approximate 11% undivided interest in the Sandy Creek Project. This gain is included in Losses from unconsolidated investments on our Reported Unaudited Condensed Consolidated Statement of Operations.

(11)	We recognized a pre-tax gain of approximately $11 million ($7 million after-tax) on the sale of our beneficial interest in Oyster Creek. This gain is included in Gain (loss) on sale of assets on our Reported Unaudited Condensed Consolidated Statement of Operations.

(12)	A reconciliation of EBITDA from discontinued operations to Income from discontinued operations, net of tax, is presented below.

EBITDA from discontinued operations	$4
Income tax expense from discontinued operations	(1)
Income from discontinued operations, net of tax	$3

(13)	Includes a benefit arising from measurement of Dynegy’s temporary differences.

-more-

DYNEGY INC.
REPORTED SEGMENTED RESULTS OF OPERATIONS
TWELVE MONTHS ENDED DECEMBER 31, 2007
(UNAUDITED) (IN MILLIONS)

	Power Generation
	GEN - MW	GEN - WE	GEN - NE	OTHER	Total
Net Income					$264
Add back:
Income tax expense (9)					242
Interest expense (4)					384
Depreciation and amortization expense					330
EBITDA (1)	$682	$439	$209	$(110)	$1,220
Plus / (Less):
Legal and settlement charges (2)	—	—	—	36	36
Illinois rate relief (3)	25	—	—	—	25
Minority interest in change in fair value of interest rate swaps (4)	9	—	—	—	9
Gain on sale of Sandy Creek ownership interest (5)	—	(10)	—	—	(10)
Settlement of Kendall toll (6)	—	—	—	(31)	(31)
Gain on partial sale of Plum Point ownership interest (7)	(39)	—	—	—	(39)
EBITDA from discontinued operations	—	(230)	—	(14)	(244)
Mark-to-market losses (gains), net	36	(44)	40	—	32
Adjusted EBITDA (1)	$713	$155	$249	$(119)	$998

(1)	EBITDA and Adjusted EBITDA are non-GAAP financial measures. Please refer to Item 2.02 of our Form 8-K filed on February 26, 2009 for definitions, utility and uses of such non-GAAP financial measures. A reconciliation of EBITDA to Operating income (loss) is presented below. Management does not allocate interest expenses and income taxes on a segment level and therefore uses Operating income (loss) as the most directly comparable GAAP measure.

	Power Generation
	GEN - MW	GEN - WE	GEN - NE	OTHER	Total
Operating income (loss)	$495	$130	$164	$(184)	$605
Earnings (losses) from unconsolidated investments	—	6	—	(9)	(3)
Other items, net	(7)	—	—	56	49
Depreciation and amortization expense	194	73	45	13	325
EBITDA from continuing operations	682	209	209	(124)	976
EBITDA from discontinued operations (8)	—	230	—	14	244
EBITDA	$682	$439	$209	$(110)	$1,220

(2)	We recognized pre-tax charges of approximately $36 million ($23 million after-tax) related to legal and settlement charges. These charges are included in General and administrative expenses on our Reported Unaudited Condensed Consolidated Statements of Operations.

(3)	We recognized a pre-tax charge of approximately $25 million ($16 million after-tax) related to the Illinois rate relief settlement. This charge is included in Cost of sales on our Reported Unaudited Condensed Consolidated Statements of Operations.

(4)	We recognized a pre-tax gain of approximately $30 million ($19 million after-tax) primarily related to the change in fair value of Plum Point and LS Power interest rate swaps. This gain consists of $27 million mark-to-market income related to interest rate swap agreements associated with the Plum Point Term Facility, as well as $12 million income related to the termination of interest rate hedges included in Interest expense on our Reported Unaudited Condensed Consolidated Statements of Operations. These gains are partially offset by $9 million minority interest expense included in Other income and expense, net on our Reported Unaudited Condensed Consolidated Statements of Operations.

(5)	We recognized equity earnings of approximately $10 million ($6 million after-tax) on the sale of a 12.5% undivided interest in the Sandy Creek Project. This gain is included in Losses from unconsolidated investments on our Reported Unaudited Condensed Consolidated Statements of Operations.

(6)	We recognized a pre-tax gain of approximately $31 million ($20 million after-tax) related to the Kendall toll settlement. This gain is included in Cost of Sales on our Reported Unaudited Condensed Consolidated Statements of Operations.

(7)	We recognized a pre-tax gain of approximately $39 million ($24 million after-tax) related to the sale of a portion of our ownership interest in the Plum Point power generation facility. The gain is included in Gain (loss) on sale of assets on our Reported Unaudited Condensed Consolidated Statements of Operations.

(8)	A reconciliation of EBITDA from discontinued operations to Income from discontinued operations, net of tax, is presented below.

EBITDA from discontinued operations	$244
Depreciation and amortization expense from discontinued operations	(5)
Income tax expense from discontinued operations	(91)
Income from discontinued operations, net of tax	$148

The pre-tax income of approximately $239 million ($148 million after-tax) related to discontinued operations consists primarily of a $224 million pre-tax ($121 million after-tax) gain associated with the sale of our CoGen Lyondell power generation facility to EnergyCo LLC ("EnergyCo"), a joint venture between PNM Resources and a subsidiary of Cascade Investment, LLC.

(9)	Includes an expense resulting from adjusting Dynegy's temporary differences to a higher overall effective state tax rate. The higher rate was driven by changes in levels of business activity in states in which we do business and the higher state tax rates in which the LS assets are located.

-more-

DYNEGY INC.
SUMMARY CASH FLOW INFORMATION (1)
(UNAUDITED) (IN MILLIONS)

	Twelve Months Ended December 31, 2008			Twelve Months Ended December 31, 2007
	GEN	OTHER	Total	GEN	OTHER	Total
Adjusted EBITDA (2)	$930	$(116)	$814	$1,117	$(119)	$998
Interest payments	—	(436)	(436)	—	(405)	(405)
Cash taxes	—	(23)	(23)	—	(40)	(40)
Collateral (3)	(34)	—	(34)	(66)	1	(65)
Working capital / non-cash adjustments / other changes	(18)	46	28	(117)	(1)	(118)
Adjusted Cash Flow from Operations (4)	878	(529)	349	934	(564)	370
Maintenance capital expenditures	(123)	(16)	(139)	(111)	(15)	(126)
Environmental capital expenditures	(235)	—	(235)	(89)	—	(89)
Adjusted Free Cash Flow (4)	$520	$(545)	$(25)	$734	$(579)	$155

Net cash used in Investing Activities			$(102)			$(817)

Net cash provided by Financing Activities			$148			$433

(1)	This presentation is intended to demonstrate the relationship between the performance measure of Adjusted EBITDA and the liquidity measure of Adjusted Free Cash Flow. We believe it is useful to our analysts and investors to understand this relationship because it demonstrates how the cash generated by our operations is used to satisfy various liquidity requirements. This presentation is not intended to be a reconciliation of non-GAAP measures pursuant to Regulation G. Such reconciliations of these non-GAAP financial measures to GAAP measures can be found below.

(2)	Adjusted EBITDA is a non-GAAP financial measure. Please refer to Item 2.02 of our Form 8-K filed on February 26, 2009 for definitions, utility and uses of such non-GAAP financial measures. Please see Reported Segmented Results of Operations for the twelve months ended December 31, 2008 and 2007 for a reconciliation of Adjusted EBITDA to Net Income.

(3)	Collateral includes the effect of cash inflows and outflows arising from the daily settlements of our exchange-traded or brokered commodity futures positions held with our futures clearing manager.

(4)	Adjusted Cash Flow from Operations and Adjusted Free Cash Flow are non-GAAP financial measures. Please refer to Item 2.02 of our Form 8-K filed on February 26, 2009 for definitions, utility and uses of such non-GAAP financial measures. A reconciliation of Adjusted Cash Flow from Operations and Adjusted Free Cash Flow to Cash Flow from Operations is presented below.

	Twelve Months Ended December 31, 2008			Twelve Months Ended December 31, 2007
	GEN	OTHER	Total	GEN	OTHER	Total
Cash Flow from Operations	$869	$(550)	$319	$934	$(593)	$341
Legal and regulatory payments	9	21	30	—	29	29
Adjusted Cash Flow from Operations	878	(529)	349	934	(564)	370
Maintenance capital expenditures	(123)	(16)	(139)	(111)	(15)	(126)
Environmental capital expenditures	(235)	—	(235)	(89)	—	(89)
Adjusted Free Cash Flow	$520	$(545)	$(25)	$734	$(579)	$155

-more-

DYNEGY INC.
OPERATING DATA

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2008	2007	2008	2007
GEN - MW
Million Megawatt Hours Generated	5.9	5.8	24.5	25.0
In Market Availability for Coal Fired Facilities (1)	92%	93%	90%	93%
Average Capacity Factor for Combined Cycle Facilities (2)	16%	9%	16%	19%
Average Quoted On-Peak Market Power Prices ($/MWh) (3):
Cinergy (Cin Hub)	$48	$58	$67	$61
Commonwealth Edison (NI Hub)	$48	$58	$66	$59
PJM West	$61	$69	$84	$71
Average On-Peak Market Spark Spreads ($/MWh) (4):
PJM West	$10	$15	$15	$17
GEN - WE
Million Megawatt Hours Generated (5) (6)	2.4	3.1	11.2	11.1
Average Capacity Factor for Combined Cycle Facilities (2)	35%	52%	44%	59%
Average Quoted On-Peak Market Power Prices ($/MWh) (3):
North Path 15 (NP 15)	$57	$68	$80	$67
Palo Verde	$45	$58	$72	$62
Average On-Peak Market Spark Spreads ($/MWh) (4):
North Path 15 (NP 15)	$11	$17	$18	$16
Palo Verde	$9	$10	$13	$13

GEN - NE
Million Megawatt Hours Generated	2.2	2.5	7.9	9.4
In Market Availability for Coal Fired Facilities (1)	88%	89%	91%	90%
Average Capacity Factor for Combined Cycle Facilities (2)	31%	40%	25%	37%
Average Quoted On-Peak Market Power Prices ($/MWh) (3):
New York - Zone G	$70	$86	$101	$84
New York - Zone A	$54	$69	$68	$64
Mass Hub	$67	$82	$91	$78
Average On-Peak Market Spark Spreads ($/MWh) (4):
New York - Zone A	$6	$17	$3	$12
Mass Hub	$15	$28	$23	$23
Fuel Oil	$(13)	$(40)	$(37)	$(16)
Average Natural Gas Price - Henry Hub ($/MMBtu) (7)	$6.39	$6.92	$8.85	$6.95

(1)	Reflects the percentage of generation available during periods when market prices are such that these units could be profitably dispatched.

(2)	Reflects actual production as a percentage of available capacity.

(3)	Reflects the average of day-ahead quoted prices for the periods presented and does not necessarily reflect prices realized by the Company.

(4)	Reflects the simple average of the spark spread available to a 7.0 MMBtu / MWh heat rate generator selling power at day-ahead prices and buying delivered natural gas or fuel oil at a daily cash market price and does not reflect spark spreads available to the Company.

(5)	Includes our ownership percentage in the MWh generated by our GEN-WE investment in the Black Mountain power generation facility for the three and twelve months ended December 31, 2008 and 2007, respectively.

(6)	Excludes approximately 1.8 million MWh generated for our CoGen Lyondell power generation facility, which we sold in August 2007, for the twelve months ended December 31, 2007 and less than 0.1 million MWh generated by our Calcasieu power generation facility, which we sold on March 31, 2008, for the three months ended December 31, 2007 and for the twelve months ended December 31, 2008 and 2007, respectively.

(7)	Reflects the average of daily quoted prices for the periods presented and does not reflect costs incurred by the Company.

-more-

DYNEGY INC.
2009 EARNINGS ESTIMATES (1)
(IN MILLIONS)

	Power Generation
	GEN - MW		GEN - WE		GEN - NE		Total GEN		OTHER		Total
Adjusted Gross Margin (2) (3)	$810	$910	$315	$325	$265	$320	$1,390	$1,555	$—	$—	$1,390	$1,555
Operating Expenses	(220)	(240)	(130)	(140)	(185)	(205)	(535)	(585)	—	—	(535)	(585)
General and Administrative Expense	—	—	—	—	—	—	—	—	(180)	(170)	(180)	(170)
Losses From Unconsolidated Investments	—	—	(5)	(5)	—	—	(5)	(5)	—	—	(5)	(5)
Other Items, Net	—	—	—	—	—	—	—	—	30	30	30	30
Adjusted EBITDA (2) (3)	$590	$670	$180	$180	$80	$115	$850	$965	$(150)	$(140)	$700	$825

2009 CASH FLOW ESTIMATES (1) (3)
(IN MILLIONS)

	GEN		OTHER		Total
Adjusted EBITDA (2)	$850	$965	$(150)	$(140)	$700	$825
Cash Interest Payments	—	—	(415)	(415)	(415)	(415)
Cash Tax Payments	—	—	(5)	(5)	(5)	(5)
Collateral	(85)	(85)	—	—	(85)	(85)
Working Capital / Other Changes	(40)	(40)	5	5	(35)	(35)
Adjusted Cash Flow from Operations (4)	725	840	(565)	(555)	160	285
Maintenance Capital Expenditures	(140)	(140)	(15)	(15)	(155)	(155)
Environmental Capital Expenditures	(280)	(280)	—	—	(280)	(280)
Capitalized Interest	(25)	(25)	—	—	(25)	(25)
Adjusted Free Cash Flow (4)	$280	$395	$(580)	$(570)	$(300)	$(175)

Net Cash Used in Investing Activities					$(185)	$(185)

Net Cash Provided by Financing Activities					$25	$25

(1)	2009 estimates are based on quoted forward commodity price curves using a $5/MMBtu gas price. Actual results may vary materially from these estimates based on changes in commodity prices, among other things, including operational activities, legal settlements, financing or investing activities and other uncertain or unplanned items. Reduced 2009 and forward adjusted EBITDA or free cash flow could result from potential divestitures of (a) non-core assets where the earnings potential is limited, or (b) assets where the value that can be captured through a divestiture is believed to outweigh the benefits of continuing to own or operate such assets. Divestitures could also result in impairment charges.

(2)	EBITDA, Adjusted EBITDA and Adjusted Gross Margin are non-GAAP financial measures. Please refer to Item 2.02 of our Form 8-K filed on February 26, 2009 for definitions, utility and uses of such non-GAAP financial measures. Reconciliations of consolidated EBITDA and Adjusted EBITDA to Net Income and Adjusted Gross Margin to Operating income (loss) are presented below. Management does not allocate interest expenses and income taxes on a segment level and therefore uses Operating income (loss) as the most directly comparable GAAP measure. Accordingly, a reconciliation of EBITDA and Adjusted EBITDA to Operating income (loss) on a segment level is also presented below.

(3)	This presentation is not intended to be a reconciliation of non-GAAP measures pursuant to Regulation G.

	Power Generation
	GEN - MW		GEN - WE		GEN - NE		Total GEN		OTHER		Total
Operating Income (Loss)	$230	$310	$75	$75	$20	$55	$325	$440	$(190)	$(180)	$135	$260
Losses From Unconsolidated Investments	—	—	(5)	(5)	—	—	(5)	(5)	—	—	(5)	(5)
Other Items, Net	—	—	—	—	—	—	—	—	30	30	30	30
Add: Depreciation and Amortization Expense	230	230	85	85	55	55	370	370	10	10	380	380
EBITDA	$460	$540	$155	$155	$75	$110	$690	$805	$(150)	$(140)	$540	$665
Plus / (Less):
Mark-to-Market	130	130	25	25	5	5	160	160	—	—	160	160
Adjusted EBITDA	$590	$670	$180	$180	$80	$115	$850	$965	$(150)	$(140)	$700	$825

	Power Generation
	GEN - MW		GEN - WE		GEN - NE		Total GEN		OTHER		Total
Adjusted Gross Margin	$810	$910	$315	$325	$265	$320	$1,390	$1,555	$—	$—	$1,390	$1,555
Mark-to-Market	(130)	(130)	(25)	(25)	(5)	(5)	(160)	(160)	—	—	(160)	(160)
Operating Expenses	(220)	(240)	(130)	(140)	(185)	(205)	(535)	(585)	—	—	(535)	(585)
Depreciation and Amortization Expense	(230)	(230)	(85)	(85)	(55)	(55)	(370)	(370)	(10)	(10)	(380)	(380)
General and Administrative Expense	—	—	—	—	—	—	—	—	(180)	(170)	(180)	(170)
Operating Income (Loss)	$230	$310	$75	$75	$20	$55	$325	$440	$(190)	$(180)	$135	$260

	Total
Net Loss	$(140)	$(65)
Add Back:
Income Tax Benefit	(90)	(40)
Interest Expense	390	390
Depreciation and Amortization Expense	380	380
EBITDA	$540	$665
Plus / (Less):
Mark-to-Market	160	160
Adjusted EBITDA	$700	$825

(4)	Adjusted Cash Flow from Operations and Adjusted Free Cash Flow are non-GAAP financial measures. Please refer to Item 2.02 of our Form 8-K filed on February 26, 2009 for definitions, utility and uses of such non-GAAP financial measures. A reconciliation of Adjusted Cash Flow from Operations and Adjusted Free Cash Flow to Cash Flow from Operations is presented below.

	GEN		OTHER		Total
Cash Flow From Operations	$725	$840	$(585)	$(575)	$140	$265
Payment for JV Dissolution	—	—	20	20	20	20
Adjusted Cash Flow From Operations	725	840	(565)	(555)	160	285
Maintenance Capital Expenditures	(140)	(140)	(15)	(15)	(155)	(155)
Environmental Capital Expenditures	(280)	(280)	—	—	(280)	(280)
Capitalized Interest	(25)	(25)	—	—	(25)	(25)
Adjusted Free Cash Flow	$280	$395	$(580)	$(570)	$(300)	$(175)

-end-